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                                                                    EXHIBIT 99.1

                                                           Contact: Brock Hill
                                                                (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
            RULING ON MOTION AND CROSS-MOTION FOR SUMMARY JUDGMENT

          PASADENA, California, January 2, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that Judge Hewitt of the United States Court of Federal Claims (the "Claims Court") issued a decision with respect to the government's motion and Coast Federal's cross-motion for summary judgment in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the Claims Court). In her decision Judge Hewitt held in part for the government, ruling that (i) Coast Federal's capital credit in the amount of $299 million was not a permanent addition to Coast Federal's regulatory capital and was to have been amortized over a period of
12.7 years, and (ii) Coast Federal may not claim increased deposit costs as wounded bank damages. Judge Hewitt also held in part for Coast Federal, ruling that (i) Coast Federal's expectancy damages were not unforeseeable, and (ii) Coast Federal is not barred from recovering expectancy damages because of a failure to mitigate.

          Judge Hewitt's ruling with respect to the non-permanence and amortization of Coast Federal's capital credit and Coast Federal's inability to claim increased deposit costs will likely have a substantial negative impact on the amount of damages that Coast Federal will be able to seek to recover at trial. The extent of such impact has yet to be calculated by Coast Federal's expert witnesses.

      The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##